Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES E FIXED-RATE CUMULATIVE PERPETUAL PREFERRED STOCK

OF

INSEEGO CORP.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

In accordance with Section 151 of the Delaware General Corporation Law, the undersigned corporation hereby certifies that the following resolution was adopted by the Board of Directors (the “Board of Directors”) of Inseego Corp. (the “Corporation”) on August 7, 2019:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as amended and as may be further amended from time to time (the “Certificate of Incorporation”), the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share, of the Corporation, and hereby states the designations and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon as follows:

Section 1. Designation and Number of Shares. A series of Preferred Stock designated the “Fixed-Rate Cumulative Perpetual Preferred Stock, Series E” (hereinafter called “Series E Preferred Stock”) shall be established and the authorized number of shares that shall constitute such series shall be 10,000 shares, par value $0.001 per share, and having a liquidation preference of $1,000 per share. The number of shares constituting the Series E Preferred Stock may be increased from time to time in accordance with applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Certificate of Incorporation, less all shares at the time authorized of any other series of Preferred Stock. Shares of Series E Preferred Stock will be dated the date of issue, which shall be referred to herein as the “original issue date”. Any additional shares of Series E Preferred Stock issued from time to time shall form a single series with the shares of Series E Preferred Stock issued on the original issue date; provided that if any such additional shares of Series E Preferred Stock are not fungible for U.S. federal income tax purposes with the shares of outstanding Series E Preferred Stock issued on the original issue date, such additional shares of Series E Preferred Stock will be issued as a new series of Series E Preferred Stock. Shares of outstanding Series E Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 2. Ranking. The shares of Series E Preferred Stock shall rank:

(a)        senior, as to dividends and upon liquidation, dissolution and winding up, to the common stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks senior to or pari passu with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution and winding up, as the case may be (collectively, “Series E Junior Securities”);

(b)        on a parity, as to dividends and upon liquidation, dissolution and winding up, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series E Preferred Stock as to the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up, as the case may be (collectively, “Series E Parity Securities”); and

(c)        subordinate to all indebtedness of the Corporation.

The Corporation may authorize and issue additional shares of Series E Junior Securities and Series E Parity Securities without the consent of the holders of the Series E Preferred Stock.

Section 3. Dividends.

(a)        The holder of each share of Series E Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”) or a duly authorized committee of the Board of Directors consisting solely of disinterested directors, out of assets legally available for the payment of dividends under Delaware law, cumulative, quarterly cash dividends at a rate equal to 9.00% of the Series E Base Amount per annum (the “Series E Dividend Rate”) from the original issue date of the Series E Preferred Stock. The “Series E Base Amount” shall mean $1,000.00 per share, plus any dividends accrued but unpaid thereon, whether or not declared, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock.

(b)        If declared by the Board of Directors or a duly authorized committee of the Board of Directors consisting solely of disinterested directors, dividends will be payable on the Series E Preferred Stock quarterly, in arrears, on the following dates (each, a “Series E Dividend Payment Date”): January 1, April 1, July 1 and October 1 of each year, beginning on October 1, 2019. If any date on which dividends would otherwise be payable is not a Business Day, then the Series E Dividend Payment Date will be the next Business Day, without any adjustment to the amount of such dividends. A “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(c)        Dividends will be payable to holders of record of Series E Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors consisting solely of disinterested directors. The Corporation shall provide each holder of Series E Preferred Stock with notice of the declaration of any dividend with respect to the Series E Preferred Stock as promptly as possible and in any event within ten (10) days prior to the record date thereof.

(d)        A “Series E Dividend Period” is the period from and including a Series E Dividend Payment Date to, but excluding, the next Series E Dividend Payment Date, except that the initial Series E Dividend Period will commence on and include the original issue date of

Series E Preferred Stock. Dividends payable on Series E Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series E Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series E Preferred Stock called for redemption.

(e)        Dividends on the Series E Preferred Stock will be cumulative. If the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors consisting solely of disinterested directors does not declare a dividend on the Series E Preferred Stock in respect of a Series E Dividend Period, then a dividend equal to the Series E Base Amount multiplied by the Series E Dividend Rate and divided by four shall be deemed to have accrued for such dividend period and be added to the Series E Base Amount. If the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors consisting solely of disinterested directors declares a dividend on the Series E Preferred Stock in respect of a Series E Dividend Period to be paid in cash, holders of a majority of the outstanding shares of Series E Preferred Stock may deliver a notice to the Corporation no later than five (5) Business Days prior to the applicable Dividend Payment Date for such dividend electing, in whole or in part, for such dividend to be paid in kind by adding the amount of such dividend for which such election is delivered to the Series E Base Amount as of the Dividend Payment Date.

(f)        So long as any share of Series E Preferred Stock remains outstanding, unless, in each case, all accrued and unpaid dividends on all outstanding shares of Series E Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(1)        no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series E Junior Securities, other than (i) a dividend payable solely in Series E Junior Securities and cash in lieu of fractional shares in connection with such dividend, or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under such plan;

(2)        no shares of Series E Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Series E Junior Securities for or into other Series E Junior Securities, (ii) the exchange or conversion of one share of Series E Junior Securities for or into another share of Series E Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series E Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series E Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (v) the purchase of fractional interests in shares of Series E Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3)        no shares of Series E Parity Securities shall be repurchased,

redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of Series E Preferred Stock and such Series E Parity Securities, other than (i) as a result of a reclassification of Series E Parity Securities for or into other Series E Parity Securities, (ii) the exchange or conversion of one share of Series E Parity Securities for or into another share of Series E Parity Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series E Parity Securities, (iv) purchases, redemptions or other acquisitions of shares of Series E Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (v) the purchase of fractional interests in shares of Series E Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

(g)        When dividends are not paid in full upon the shares of Series E Preferred Stock and any Series E Parity Securities, all dividends declared upon shares of Series E Preferred Stock and any Series E Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Series E Dividend Period per share on the Series E Preferred Stock, and accrued dividends, including any accumulations, on any Series E Parity Securities, bear to each other.

(h)        Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors consisting solely of disinterested directors, may be declared and paid on the common stock and any other class or series of capital stock ranking equally with or junior to Series E Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series E Preferred Stock shall not be entitled to participate in any such dividend.

Section 4. Liquidation.

(a)        Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s business and affairs, holders of Series E Preferred Stock are entitled to receive, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series E Preferred Stock, but before any distribution of assets is made to holders of Common Stock or any Series E Junior Securities, a liquidating distribution equal to the Series E Base Amount plus (without duplication) any accrued and unpaid dividends. Holders of Series E Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution, including accrued and unpaid dividends pursuant to this Section 4(a).

(b)        In any such distribution, if the assets of the Corporation are not sufficient to pay the amounts specified in Section 4(a) in full to all holders of Series E Preferred Stock and all holders of any Series E Parity Securities, the amounts paid to the holders of Series E Preferred Stock and to the holders of all Series E Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the amounts specified in Section 4(a) have been paid in full to all holders of Series E Preferred Stock and any Series E Parity Securities, the holders of the Corporation’s Series E Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)        For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series E Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a)        Series E Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series E Preferred Stock is not redeemable prior to July 1, 2022. On and after that date, Series E Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, from time to time, at a redemption price equal to One Hundred Ten Percent (110%) of the Series E Base Amount, plus (without duplication) any accrued and unpaid dividends. Holders of Series E Preferred Stock will have no right to require the redemption or repurchase of Series E Preferred Stock.

(b)        If shares of Series E Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series E Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares representing Series E Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Any notice mailed or given as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, and failure duly to give such notice, or any defect in such notice or in the mailing thereof, to any holder of shares of Series E Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series E Preferred Stock. Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series E Preferred Stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by the Corporation separate and apart from its other assets, in trust for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption so as to be and continue to be available therefor, then, on and after the redemption date, dividends will cease to accrue on such shares of Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, plus any accrued and unpaid dividends.

(c)        In case of any redemption of only part of the shares of Series E Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

(d)        Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series E Preferred Stock shall be redeemed from time to time.

Section 6. Voting Rights.

Except as expressly required by law, the holders of shares of Series E Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

Section 7. Conversion Rights. The holders of shares of Series E Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8. Preemptive Rights. The holders of shares of Series E Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Certificates. The Corporation may at its option issue shares of Series E Preferred Stock without certificates.

Section 10. No Other Rights. The holders of shares of Series E Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional or other special rights except as set forth in the Certificate of Incorporation, including this Certificate of Designation, or as otherwise required by law.

Section 11. Compliance with Applicable Law. Payments by the Corporation to holders of Series E Preferred Stock in respect of dividends or the redemption of shares of Series E Preferred Stock shall be subject to any restrictions and limitations placed on capital distributions by the Corporation under applicable laws and regulations.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Certificate of Designation to be duly executed as of the date first above written.

INSEEGO CORP.

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Executive Vice President and
Chief Financial Officer